Exhibit 5.1

September 14, 2012

Urban Outfitters, Inc.

5000 South Broad Street

Philadelphia, PA 19112-1495

Ladies and Gentlemen:

We have acted as counsel to Urban Outfitters, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 1,000,000 common shares of the Company, par value $.0001 per share (the “Common Shares”), issuable pursuant to the Urban Outfitters, Inc. 401(k) Savings Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, resolutions adopted by the Company’s Board of Directors, the Plan, and such other documents and corporate records relating to the Company and the issuance of the Common Shares as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the Business Corporation Law of the Commonwealth of Pennsylvania. Without limiting the generality of the foregoing, we give no opinion as to any state securities laws or “blue sky” laws.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion the Common Shares, when and if issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

Please be advised that Harry S. Cherken, Jr., a director of the Company, is a partner in our firm.

Urban Outfitters, Inc.

September 14, 2012

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules or regulations of the Securities and Exchange Commission issued thereunder. We further advise you that the opinions given herein are given as of the date hereof and are limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

/s/ Drinker Biddle & Reath

DRINKER BIDDLE & REATH LLP